Exhibit 10(i)
                  PURCHASE AND SALE AGREEMENT


     MARYLAND ROCK INDUSTRIES, INC., a Maryland corporation, and FLORIDA ROCK INDUSTRIES, INC., a Florida corporation, and/or its assigns (jointly and severally, "BUYER"), and FLORIDA ROCK PROPERTIES, INC., a Florida corporation ("SELLER"), hereby agree that SELLER will sell and BUYER will buy the following described property, upon the following terms and conditions. The property known as Breton Bay Property, in the Third Election District of St. Mary's County, Maryland, containing 796 acres of land, more or less, and as more particularly described below (the "Property").

                         SEE EXHIBIT A
(which is fully incorporated in this Agreement by this reference)

     It is understood that the Property will be conveyed by SPECIAL WARRANTY DEED subject to taxes not yet due and payable for the year of the closing and thereafter, existing zoning, covenants, restrictions, easements of record, easements and other matters of record and in fact that would be shown on an accurate as-built survey and the matters set forth on the title insurance commitment delivered under paragraph 6 of this Agreement. All utility and other security deposits shall be and remain the property of SELLER, and as of the date of the closing all utility and other services shall be transferred to the account of BUYER and SELLER shall receive a refund of its security deposits or alternatively be entitled to a credit for any deposits transferred to BUYER'S account by such utility and other services.

     1. TOTAL PURCHASE PRICE: The total purchase price to be paid by BUYER is payable as follows:

          (a)  Binder Deposit, as stated below, and
               Additional Deposits as hereinafter defined, as applicable, which will be deposited in accordance with paragraph 8(b) of this Agreement and will be distributed according to the provisions

          (b) Balance due at closing (not including BUYER'S closing costs, prepaid items or prorations) in U.S.


			TOTAL PURCHASE PRICE    $1,836,000.00

     BUYER will deposit in cash or readily available funds with SELLER as a binder deposit Twenty Thousand Dollars ($20,000 (the "Binder Deposit"). The Binder Deposit and any Additional Deposits (as defined in paragraph 8(b) hereof) will be held by SELLER on the terms set forth in this Agreement for the mutual benefit of the parties to this Agreement. The Binder Deposit and any Additional Deposits may be commingled with other funds of SELLER in SELLER'S sole discretion. BUYER shall not be entitled to interest on the Binder Deposit and any Additional Deposits.

     SELLER shall deliver the Binder Deposit (but notand any Additional Deposits), (without interest), to the BUYER, upon receipt by SELLER, within the Inspection and Study Period, as that term is defined in paragraph 8(a) of this Agreement, of written notice that BUYER has exercised its option to terminate this Agreement pursuant to paragraph 8(a) of this Agreement. Except as otherwise provided in this Agreement, if SELLER does not receive notice from BUYER during the Inspection and Study Period that it has terminated this Agreement, the SELLER will apply the Binder Deposit and any Additional Deposits (without interest) to the Total Purchase Price at the closing of the purchase of the Property, or will retain the Binder Deposit and any Additional Deposits if the closing does not occur due to the default by BUYER under this Agreement.

     2.   SPECIAL PROVISIONS:

          (a) THIS Agreement has been approved by the Board of Directors of the BUYER.

          (b) BUYER has paid and will continue to pay all real property taxes imposed on the Property as they become due. SELLER shall keep the Property free and clear of liens and encumbrances, except any existing Deed of Trust, which shall be paid as it becomes due by SELLER and paid in full with the proceeds at closing.

     3. CLOSING COSTS: BUYER and SELLER equally will pay recording fees and any recordation and transfer taxes due to record the deed. BUYER will pay BUYER'S attorney's fees and costs, owner's title insurance costs and premiums, survey costs, and all other costs not expressly provided herein to be paid by SELLER. SELLER will pay SELLER'S attorney's fees and costs. SELLER will deliver proof satisfactory to BUYER that BUYER will not be obligated to withhold any of the purchase price under the Foreign Investment in Real Property Tax Act or shall provide funds at closing to enable BUYER to meet the tax obligation.

     4. PRORATIONS: All real estate taxes, ad valorem taxes, and other public or governmental charges or assessments against the Property payable on an annual basis and not otherwise paid or payable by BUYER, and the cost of service contracts assumed by BUYER (if any), will be pro-rated as of the date of closing, and are to be assumed and thereafter paid by BUYER. Taxes shall be pro-rated based upon the actual amount of taxes, if known, for the fiscal year in which the closing occurs and, if unknown, shall be based upon the prior year taxes. If such proration of taxes is based upon an estimate, BUYER and SELLER agree to re-prorate after closing once the actual amount of taxes due for the year of closing is known.

     5. SALES COMMISSION: Each party represents and warrants to the other that it has not consulted a real estate broker or salesman in connection with the transaction contemplated by this Agreement. If any other person or entity shall assert a claim to any real estate commission or other compensation against either SELLER or BUYER on account of alleged employment as a broker, finder, listing agent, co-broker, consultant or otherwise, then the party under this Agreement by, through or under whom such person or entity claims any such employment or compensation shall indemnify, defend and hold harmless the other party against

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and from any and all such claims and all costs, expenses and liabilities incurred in connection with such claim or any action or proceedings brought thereon.

     6. TITLE EVIDENCE: Within thirty (30) days after delivery of a Notice to Close, at BUYER'S sole cost and expense, BUYER will obtain a Title Insurance Commitment for an owner's policy in the amount of the Total Purchase Price from a title insurance company licensed to write title insurance in the State of Maryland. The title commitment shall have attached to it legible copies of all instruments described in the commitment. BUYER will deliver a copy of the title commitment, with applicable copies, to SELLER within five (5) days of receipt by BUYER. The title commitment must disclose the title to be good, marketable and insurable, and subject to no encumbrances or exceptions, other than Permitted Exceptions. "Permitted Exceptions" shall include real estate and ad valorem taxes for the current year and covenants, restrictions and easements and other title exceptions that, in BUYER'S discretion reasonably applied, do not materially impair the use of the property as currently used. If either the Survey described in paragraph 7 or the title evidence described above in this paragraph 6 reveals any encroachments, overlaps, easements, restrictions, covenants, conditions or other defects other than Permitted Exceptions, BUYER, within thirty (30) days after the applicable Notice to Close, may then do one of the following as BUYER'S sole remedy:

          (a) Accept the uncured title defects and require the SELLER to deliver the title to the Property at the Closing in its existing condition with no reduction in the purchase price; or

          (b)  Require SELLER to return to BUYER the Security
Deposits, whereupon this Agreement shall be automatically terminated and all parties released from further obligation under this Agreement.

          BUYER will pay the cost of title insurance. SELLER further agrees to execute and deliver to the title insurance company at Closing an owner's affidavit of possession and no liens and such documentation, if any, as the title company shall reasonably require to evidence that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized and to delete the "standard" and "gap" exceptions, except Permitted Exceptions and uncured title defects.

     7. SURVEY: Within thirty (30) days after delivery of a Notice to Close, at BUYER'S sole cost and expense, BUYER shall obtain an as-built survey for the Property. The survey shall not be dated earlier than ninety (90) days prior to the closing and shall comply with the minimum detail requirements for land title surveys as adopted by the American Land Title Association and American Congress of Surveying and Mapping and otherwise meet the technical standards required of surveys in the State of Maryland. BUYER will deliver a copy of the survey to SELLER within five (5) days of receipt by BUYER. If the survey shows any encroachment on the Property of any structure on the Property or shows any restriction or set back line violation or other matter which renders title unmarketable, such matter shall be considered and treated as a title defect under paragraph 6.

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

     8.   INSPECTION AND STUDY AND TIME FOR CLOSING    :

          (a)  Subject to extension in accordance with
subparagraph (b) below, BUYER shall have until the expiration of a period of time commencing upon the execution of this Agreement and ending one hundred and twenty (120) days from the date of execution of the Agreement (the "Inspection and Study Period") to inspect, test, engineer and conduct any and all studies, inspections and investigations of the Property as BUYER may deem advisable. Should BUYER determine in its sole discretion on or before the termination of the Inspection and Study Period that the Property does not meet its requirements for any reason, then BUYER may terminate this Agreement during the Inspection and Study Period by delivering notice of termination to SELLER. Upon the termination of this Agreement by BUYER within the Inspection and Study Period, this Agreement shall become null and void, and both BUYER and SELLER shall have no further obligations under this Agreement. If the Agreement is not terminated by BUYER within the Inspection and Study Period, BUYER shall continue to have the right until the consummation of the transaction contemplated by this Agreement, or earlier termination of this Agreement, to enter the Property, at its sole risk and expense, at reasonable times and survey the Property and conduct inspections and tests of all physical portions of the Property, including without limitation, the soil, the air conditioning and heating systems, electrical systems, plumbing, foundations, structure, sprinkler systems, roofs, sewage distribution systems, and paint and finished work.

          (b) Prior to the expiration of the Inspection and Study Period described in subparagraph (a) above or of its extension as herein provided, BUYER may extend such Inspection and Study Period for two successive thirty (30) day terms by depositing the sum of Twenty Thousand Dollars ($20,000.00) for each thirty (30) day term prior to the initial expiration date of the Inspection and Study Period or the first thirty (30) day extension thereof . Such sums paid by BUYER to SELLER for such extensions shall be deposited with SELLER to beand held by SELLER as an "Additional Deposit". The Binder and Additional Deposits shall be applied to the total purchase price at closing.
However, should BUYER fail to terminate this Agreement during the Inspection and Study Period (as it may be extended) and thereafter fail to close for any reason, such Binder and Additional Deposits shall be paid to SELLER pursuant to Paragraph 14 below. If BUYER terminates this Agreement during the initial 120 day Inspection and Study Period, BUYER shall be entitled only to the refund of the Binder Deposit; and after the initial 120 day Inspection and Study Period, and, notwithstanding any termination of this Agreement by BUYER pursuant to this paragraph 8, the Binder Deposit and all Additional Deposits paid by BUYER to SELLER for any such extensions shall not be refunded to BUYER, but shall be retained by SELLER as its sole property.

          (c)  DELETED.

          (d) If this Agreement is not terminated as provided in subparagraph (a) or (b) above, Buyer will deposit with SELLER, as an Additional Deposit, additional sums so as to increase the total Binder and Additional Deposits paid to and held by SELLER to One Hundred Twenty Thousand Dollars ($120,000.00) and the transaction will be closed and all closing papers delivered on or before that certain date which is no later than forty-five (45) days after the

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

termination of the Inspection and Study Period or
a date mutually agreeable to SELLER and BUYER, but not later than
December 15, 2003, at the office of SELLER or legal counsel of
SELLER, in Annapolis, Maryland   BUYER will have no ownership
interest in the Property until closing.

          (e) BUYER and SELLER shall, at the time of closing, execute all other papers and documents that may become reasonably necessary in order to close this transaction, as may be suggested by the counsel of either BUYER or SELLER and approved by the other party's counsel.

          (f) SELLER will receive all rents and income from the Property until delivery of the Property a closing.

          (g) If BUYER enters the Property prior to closing, BUYER shall (a) keep the Property free of any liens or claims resulting therefrom, (b) defend, indemnify and hold harmless SELLER against and from any claim, liability, damages, costs and expenses (including reasonable attorney's fees and other costs of litigation) imposed or sought to be imposed on SELLER as a result of the actions or negligence of BUYER, its employees, agents, and contractors on the Property, (c) restore the Property to its condition prior to any such entry, work, investigations and the like on the Property. BUYER'S obligations under this section shall survive closing or termination of this Agreement.

     9. LOSS OR DAMAGE: The risk of loss to the Property will remain with the SELLER until closing, provided, however, BUYER shall be responsible for and shall indemnify SELLER for all damages or loss to the Property caused by BUYER or its agents prior to the closing. If the property is damaged by FORCE MAJEURE, fire or other casualty prior to closing, and SELLER declines to repair or restore, BUYER will have the option in its discretion reasonably applied of either taking the Property as is, together with any insurance proceeds payable by virtue of such loss or damage, or of canceling this Agreement. If BUYER cancels this Agreement under this paragraph 9, SELLER will return the Binder and Additional Deposits within five (5) days and neither party will have any further obligations arising from this Agreement. SELLER will maintain appropriate insurance on the Property until closing.

     10. CONDEMNATION: If at any time prior to closing, any proceedings shall be commenced or consummated for the taking of the Property or a material part of the Property for public or quasi-public use pursuant to the power of eminent domain, either BUYER or SELLER, by written notice to the other party within thirty (30) days of notice of such taking, may terminate this Agreement, and thereupon all parties shall be relieved of all further obligations under this Agreement and the Binder and Additional Deposits shall be returned to BUYER. Unless this Agreement is so terminated, this Agreement shall remain in full force and effect, and SELLER shall assign and transfer to BUYER any interest in any awards made with respect to the Property or the total purchase price shall be reduce appropriately. If at any time prior to closing any proceedings shall be commenced or consummated for the taking of any portion of the Property that is immaterial for public or quasi-public use pursuant to the power of eminent domain, this Agreement shall remain in full force and effect and neither party shall have the right

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

to cancel this Agreement. For purposes of this paragraph 10 a material portion of the Property shall be an amount of land area that alters or impairs the use of the Property or effects compliance with applicable zoning code.

     11. CONDITION: SELLER agrees to deliver the Property in its PRESENT "AS IS" CONDITION with no representations or warranties on the part of SELLER except as otherwise specifically set forth in this Agreement. BUYER will have the opportunity to inspect the Property and HAS NOT RELIED UPON ANY REPRESENTATIONS MADE BY SELLER in describing the Property, and BUYER accepts the Property in its PRESENT, AS IS CONDITION. BUYER acknowledges and agrees that BUYER has caused its engineers, surveyors, and other professionals as may be deemed necessary in BUYER'S opinion to investigate the Property making its decision to purchase the Property.

     12. PERSONAL PROPERTY: Included in the purchase price are all fixed equipment owned by SELLER as now installed on the property and all personal property on the Property owned by SELLER. Such personal property will be conveyed by a bill of sale reasonably satisfactory to BUYER if requested by BUYER.

     13. INDEMNITY: BUYER shall defend, hold harmless and indemnify SELLER from any and all claims, demands, causes of action or liability, costs and expenses (including reasonable attorney's fees and other litigation expenses) arising out of or in connection with BUYER'S ownership, occupancy or operation of the Property and improvements subsequent to the date of closing, including, without limitation, those arising out of or in connection with hazardous materials, substances or waste or BUYER's failure to comply with applicable federal, state and local environmental laws and regulations. The provisions of this paragraph 13 specifically shall survive the closing of the transaction contemplated by this Agreement.

     14. DEFAULT AND ATTORNEYS FEES: If by reason of default by BUYER the transaction does not close as required under this Agreement, SELLER shall retain the Binder and Additional Deposits as agreed liquidated damages and in full settlement of any claim, whereupon BUYER and SELLER will be relieved of all obligations under this Agreement. If SELLER defaults under this Agreement, the BUYER shall, as its sole remedy, have the election to either
(I) seek specific performance of this Agreement if (and only if) SELLER'S default is intentional and performance of this Agreement is within the reasonable control of SELLER, or (ii) to obtain a refund of the Binder and Additional Deposits, thereby waiving any action for specific performance. BUYER and SELLER waive all other remedies, including any claim for monetary damages, they may have against the other at law or in equity. In connection with any litigation arising out of this Agreement, the prevailing party, as determined by the court will be entitled to recover from the other party all costs incurred by the prevailing party, including without limitation a reasonable attorney's fee.

     15. ASSIGNMENT: BUYER shall have the right to assign its interest in this Agreement to an assignee if that assignee is another form of legal entity of which BUYER has the entire ownership interest or control. BUYER shall provide SELLER with a copy of such

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assignment, together with documents showing that such assignment complies with the requirements of this paragraph. Otherwise, this Agreement is not assignable by BUYER.

     16. NOTICES: All notices required hereunder shall be in writing and shall be deemed to have been delivered personally when delivered, or three (3) days after delivery to the U.S. Postal Service when sent by registered or certified mail, return receipt requested, postage prepaid or the following business day when sent via nationally recognized overnight delivery service to a party at its address as hereinafter set forth:


          AS TO SELLER:            Florida Rock Properties, Inc.
				   ATTN: David H. DeVilliers, Jr.
                                   34 Loveton Circle
                                   Sparks, MD  21152

          AS TO BUYER:		   Florida Rock Industries, Inc.
				   ATTN: John D. Baker, II
				   and Scott McCaleb
                                   P.O. Box 4667
                                   Jacksonville, FL 32201


     17. IRC SECTION 1031 EXCHANGE: Upon and in accordance with request of SELLER, BUYER agrees to cooperate with SELLER in all reasonable respects in effecting for the benefit of said SELLER a simultaneous or delayed like-kind exchange of real property pursuant to Section 1031 of the United States Internal Revenue Code and the Treasury Regulations promulgated thereunder, provided that:

          (a) BUYER shall incur no material additional costs, expenses, or liabilities as a result of, or in connection with, the exchange; and

          (b) SELLER agrees to indemnify and hold BUYER harmless from any loss, costs or expenses caused solely by BUYER'S agreement to cooperate with the like-kind exchange contemplated in this paragraph 17.

     18. MISCELLANEOUS: This Agreement when executed by all parties will be binding upon, enforceable by and inure to the benefit of BUYER, SELLER and their successors and permitted assigns. There are no other Agreements, promises or understandings between these parties except as specifically set forth in this Agreement. No alterations or changes will be made to this Agreement except in writing and signed or initialed by the parties in this Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge that each contributed and is equally responsible for its preparation. If all or any portion of the provisions of this Agreement shall be declared invalid by laws applicable to this Agreement, such invalid portion shall be ineffective and unenforceable without invalidating the remaining portions of this Agreement. All captions and headings appearing are for convenience only and shall not be considered in

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construing or giving effect to the provisions of this
Agreement. This Agreement will be governed by the laws of the State of Maryland, without reference to its conflict of law rules and will not be recorded. TIME IS OF THE ESSENCE IN THIS
AGREEMENT.

     19. COUNTERPARTS: This Agreement may be executed in counterparts, each of which will be deemed an original document, but all of which will constitute a single document. This document will not be binding on or constitute evidence of a contract between the parties until such time as a counterpart of this document has been executed by each party and a copy thereof delivered to each other party to this Agreement.

     20. NO JOINT VENTURE OR PARTNERSHIP: This Agreement is not intended nor shall it be construed to create a joint venture or partnership between the parties, and neither party shall constitute the agent of the other for any purpose.

     EXECUTION DATE OF THIS AGREEMENT IS _________________, 2003.

SIGNED, SEALED AND DELIVERED in duplicate by duly authorized officers of each party and respective corporate seals affixed on the date stated.


WITNESS:                          FLORIDA ROCK INDUSTRIES, INC.


_____________________________     By:___________________________
Print Name                           Its:


                                        (Corporate Seal)


WITNESS:                           MARYLAND ROCK INDUSTRIES, INC.



_____________________________      By:___________________________
Print Name                            Its:


                                        (Corporate Seal)


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WITNESS:                            FLORIDA ROCK PROPERTIES, INC.



______________________________      By:___________________________
Print Name                             Its:




                                        (Corporate Seal)


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

                                    EXHIBIT A

     Current Properties in St. Mary's County, Maryland, held by
     Florida Rock Properties:


PROPERTY KNOWN AS, 21475 Abell's Wharf Road, described and identified by the Maryland Department of Assessments and Taxation as Tax Map 48, Parcel 123, consisting of 117.799 acres, more or less, being all of that part of Tract that was conveyed by Maryland Rock Industries, Inc. to Florida Rock Properties by deed dated April 1, 1986, which Deed was recorded June 27, 1986, among the Land Records of St. Mary's County, Maryland in Liber MRB, 294, at Folio 177, better described in such deed as Greenwell Parcel 5.

BEING PART OF THE SAME - Abells Wharf Road, described and identified by the Maryland Department of Assessments and Taxation as Tax Map 48, Parcel 252, consisting of .0.623 acres, more or less, being all of that part of Tract that was conveyed by Maryland Rock Industries, Inc. to Florida Rock Properties by deed dated April 1, 1986, which Deed was recorded June 27, 1986, among the Land Records of St. Mary's County, Maryland in Liber MRB, 294, at Folio 177, better described in such deed as Greenwell Parcel 5 "B."

ALSO BEING PART OF THE SAME property conveyed 0.623 acres, more or less, to Florida Rock Properties, Inc. from Judith A. Clarke and Lovers Point, Inc., a Maryland Corporation, by Quit Claim Deed dated August 7, 1997, which Deed was recorded on February 24, 1998 among the Land Records of St. Mary's County, Maryland in Liber EWA 1247, at Folio 214.

SAVING AND EXCEPTING THAT PART OF THE SAME property from Florida Rock Properties, Inc. conveying 0.14 acres, more or less, to the Board of County Commissioners of St. Mary's County, Maryland, by Quit Claim Deed dated December 14, 1998, which Deed was recorded on January 12, 1999 among the Land Records of St. Mary's County, Maryland in Liber 1373 at folio 005.

SAVING AND EXCEPTING deed of easement consisting of 3.0 acres, more or less, from Florida Rock Properties to Board of County Commissioners, which Deed was recorded on November 30, 1998 among the Land Records of St. Mary's County, Maryland in Liber EWA 1354 at Folio 510.

PROPERTY KNOWN AS, R/S Breton Bay Road, described and identified by the Maryland Department of Assessments and Taxation as Tax Map 48, Parcel 7, consisting of 156.345 acres, more or less, being all of that part of Tract that was conveyed by Maryland Rock Industries, Inc. to Florida Rock Properties by Deed dated April 1, 1986, which Deed was recorded June 27, 1986, among the Land Records of St. Mary's County, Maryland in Liber MRB, 294, at Folio 177, better described in such deed as Green Acres Parcel 3.

PROPERTY KNOWN AS, 41709 Breton Beach Road, described and identified by the Maryland Department of Assessments and Taxation as Tax Map 48, Parcel 64, consisting of 306.491 acres, more or less, being all of that part of Tract that was conveyed by Maryland Rock Industries, Inc.

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

to Florida Rock Properties by Deed dated April 1, 1986, which Deed was recorded June 27, 1986, among the Land Records of St. Mary's
County, Maryland in Liber MRB, 294, at Folio 177, better described in such Deed as Bell Parcel 2.

PROPERTY KNOWN AS, Breton Beach Road, described and identified by the Maryland Department of Assessments and Taxation as Tax Map 48, Parcel 177, being all of that part of Tract that was conveyed by Maryland Rock Industries, Inc. to Florida Rock Properties by Deed dated April 1, 1986, which Deed was recorded June 27, 1986, among the Land Records of St. Mary's County, Maryland in Liber MRB, 294, at Folio 177; ALSO PART OF THE SAME property conveyed from John S and Ella L Mattingly to Maryland Rock Industries, Inc. which Deed was recorded on December 23, 1981 among the Land Records of St. Mary's County, Maryland in Liber MRB, 110, at Folio 250 and Liber MRB 291, at Folio 372; including also the PROPERTY KNOWN AS, 41645 Breton Beach Road, described and identified by the Maryland Department of Assessments and Taxation as Tax Map 48, Parcel 14, consisting of 5.0 acres, more or less.

PROPERTY KNOWN AS, Medley Creek, described and identified by the Maryland Department of Assessments and Taxation as Tax Map 48, Parcel 188, consisting of 100.0 acres, more or less, being all of that part of Tract that was conveyed by Maryland Rock Industries, Inc. to Florida Rock Properties by Deed dated April 1, 1986, which Deed was recorded June 27, 1986, among the Land Records of St. Mary's County, Maryland in Liber MRB, 294, at Folio 177, better described in such Deed as Drury parcel 4.

ALSO PART OF THE SAME property conveyed from James J. Drury to Maryland Rock Industries, Inc. which Deed was recorded on May 26, 1982, among the Land Records of St. Mary's County, Maryland in Liber MRB, 118, at Folio 88; including 0.76 acres, more or less, conveyed from Medley Neck Limited to Florida Rock Properties pursuant to Deed dated July 6, 1992, which Deed was recorded on October 5, 1992 among the Land Records of St. Mary's County, Maryland in Liber 715, at Folio 352.

SAVING AND EXCEPTING 0.85 acres, more or less, conveyed by Florida Rock Properties to Medley Neck Limited as an exchange dated July 6, 1992, which Deed was recorded on October 5, 1992 among the Land Records of St. Mary's County, Maryland in Liber 715, Folio 355.


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